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EXHIBIT 21

Omega Protein Corporation owns 100% of the common stock of:

     .    Protein Operating Company, a Delaware corporation (inactive)

     .    Protein Finance Company, a Delaware corporation (inactive)

     .    Omega Net, Inc., a Delaware corporation (inactive)

     .    Omega Shipyard, Inc., a Delaware corporation

     .    Zarpe Trading, Ltd., a Barbados corporation (inactive)

     .    Omega Protein, Inc., a Virginia corporation

Omega Protein, Inc. owns 100% (except as noted below) of the common stock of:

     .    Protein Securities Company, a Delaware corporation (inactive)

     .    Protein (USA) Company, a Delaware corporation (inactive)

     . Omega Protein, Inc. owns 51% of the common stock of Northeast Organics, Inc., a Massachusetts corporation. -

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